1

AGREEMENT AND PLAN OF MERGER

by and among

CUSTOMER ACQUISITION NETWORKS HOLDINGS, INC.,

OPTIONS ACQUISITION SUB, INC.,

OPTIONS NEWSLETTER, INC.,

and

HAGAI SHECHTER

Dated as of December 18, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II THE MERGER		8
2.1	The Merger	8
2.2	Effective Time	8
2.3	Effects of the Merger	8
2.4	Articles of Incorporation, Bylaws and Directors and Officers	9
2.5	Conversion of Shares	9
2.6	Exchange of Shares for Merger Consideration	9
2.7	Buyer Common Stock	9
2.8	Delivery of Certificates and Cash.	9
2.9	Additional Purchase Price	10
2.10	The Closing	11
2.11	Closing Deliveries by the Stockholders and the Company	11
2.12	Closing Deliveries by Parent and Buyer	13
2.13	Upon Escrowed Funds; Escrow Agreement	14
2.14	Post Closing Adjustment	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS		14
3.1	Organization and Qualification of the Company.	14
3.2	Capitalization.	15
3.3	Stock Ownership by Stockholders	15
3.4	Authorization; Enforceability	15
3.5	No Conflict; Consents.	16
3.6	Financial Statements and Undisclosed Liabilities.	16
3.7	Labor Matters	17
3.8	Absence of Certain Changes or Events	17
3.9	Taxes.	17
3.10	Material Contracts	19
3.11	Real and Personal Property; Title to Property; Leases.	21
3.12	Condition and Sufficiency of Tangible Assets	21
3.13	Licenses, Permits and Authorizations	22
3.14	Intellectual Property.	22
3.15	Litigation; Compliance with Laws.	23
3.16	Insurance.	23
3.17	Employee Benefit Plans.	24
3.18	Transactions with Affiliates	25
3.19	No Brokers or Finders	25
3.20	Accuracy of Information	25
3.21	Receivables	26
3.22	Environmental.	26
3.23	Restrictions on Business Activities	26
3.24	INTENTIONALLY OMITTED	27
3.25	Absence of Certain Payments	27

i

3.26	Bank Accounts	27
3.27	Change of Control Payment.	27
3.28	Disclosure	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		27
4.1	Organization and Authority of Parent and Buyer.	27
4.2	Capitalization.	28
4.3	Sufficiency of Funds	29
4.4	No Conflict; Governmental Consents.	29
4.5	Financial Statements; Undisclosed Liabilities.	29
4.6	SEC Reporting	29
4.7	Officers and Directors	30
4.8	Registration Rights; Lock Up	30

ARTICLE V ADDITIONAL AGREEMENTS		30
5.1	Notices and Consents	30
5.2	Taking of Necessary Action; Further Action	31
5.3	Directors’ and Officers’ Indemnification and Insurance.	31
5.4	Further Assurances	32
5.5	Registration of Securities	32
5.6	Conduct of the Business	32
5.7	Software Escrow Agreement	32

ARTICLE VI TAX MATTERS		32
6.1	Conveyance Taxes	32
6.2	Pre-Closing Income Tax Returns	33
6.3	Straddle Period Tax Returns	33
6.4	Straddle Period Tax Allocation	34
6.5	Tax Cooperation	34
6.6	Required Notifications	34
6.7	Section 368(a) Reorganization	35

ARTICLE VII INDEMNIFICATION		35
7.1	Obligations of Stockholder.	35
7.2	Obligations of Parent	36
7.3	Procedure	36
7.4	Survival.	37
7.5	Mitigation	37
7.6	Consequential and Other Damages	37

ARTICLE VIII GENERAL		37
8.1	Amendments; Waivers	37
8.2	Schedules; Exhibits; Integration	38
8.3	Governing Law	38
8.4	No Assignment	38
8.5	Headings	38
8.6	Counterparts	38

8.7	Publicity and Reports	38
8.8	Parties in Interest	38
8.9	Notices	38
8.10	Remedies; Waiver	39
8.11	Attorney’s Fees	39
8.12	Severability	40
8.13	Entire Agreement	40
8.14	Time is of the Essence	40
8.15	Arbitration	40
8.16	Expenses	40
8.17	Disclosures	40

Exhibits

Exhibit A-1	Form of Certificate of Merger
Exhibit A-2	Form of Articles of Merger
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Stockholder Release
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Invention Assignment Agreement
Exhibit F	Form of Broker Release
Exhibit G	Form of Escrow Agreement

Schedules

Schedule 2.5	Merger Consideration
Schedule 2.11(l)	Obligations and Liabilities of the Company
Schedule 2.11(q)	Employees Signing Invention Assignment Agreements
Schedule 3.1	Foreign Qualifications
Schedule 3.2	Capitalization
Schedule 3.5	No Conflict; Consents
Schedule 3.6	Financial Statements and Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes or Events
Schedule 3.9	Taxes
Schedule 3.10	Material Contracts
Schedule 3.11	Real and Personal Property; Title to Property; Lease
Schedule 3.14	Intellectual Property
Schedule 3.15	Litigation; Compliance with Laws
Schedule 3.16	Insurance
Schedule 3.17	Employee Benefit Plans
Schedule 3.18	Transactions with Affiliates
Schedule 3.22	Environmental
Schedule 3.26	Bank Account
Schedule 3.27	Change of Control Payments
Schedule 4.8	Registration Rights; Lock-Up

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into as of December 18, 2007, by and among CUSTOMER ACQUISITION NETWORK HOLDINGS, INC., a Delaware corporation (“Parent”); OPTIONS ACQUISITION SUB, INC., a Delaware corporation (“Buyer”); OPTIONS NEWSLETTER, INC., a Florida corporation (the “Company”); and HAGAI SHECHTER, the holder of all of the capital stock of the Company (the “Stockholder”). Parent, Buyer, Company and the Stockholder is a “party” and together are “parties” to this Agreement.

R E C I T A L S

WHEREAS, the Boards of Directors of Parent, Buyer and the Company have each approved the merger of the Company with and into Buyer, with Buyer surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of the capital stock of the Company will be canceled and retired or converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, it is intended that, for federal income tax purposes, the transactions contemplated by this Agreement shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, Parent, Buyer, the Company and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below) and also to prescribe various conditions to the Merger.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the schedules delivered pursuant to this Agreement, the following definitions shall apply:

“AAA Rules” has the meaning set forth in Section 8.15.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Additional Purchase Price” has the meaning set forth in Section 2.9(a).

“Adjustment Amount” has the meaning set forth in Section 2.14.

“Adjustment Date” has the meaning set forth in Section 2.14.

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger, as amended or supplemented, together with all exhibits and schedules attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Assets” has the meaning set forth in Section 3.11(c).

“Benefit Plans” has the meaning set forth in Section 3.17(a).

“Broker” has the meaning set forth in Section 3.19.

“Business” means the business of the Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects, liabilities and personnel.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the New York, New York.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Calculation Date” has the meaning set forth in Section 2.9(a).

“Cash Portion of Merger Consideration” means any cash payable to the Stockholders as Merger Consideration.

“Certificates” has the meaning set forth in Section 2.6.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim” has the meaning set forth in Section 7.3.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” means the date of the Closing as set forth in Section 2.10.

“Code” has the meaning set forth on the preamble to this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth on the preamble to this Agreement.

“Company Financial Statements” means the (a) unaudited balance sheets of the Company as of December 31, 2005 and 2006, and the related unaudited statements of income, changes in Stockholder’ equity, and cash flow for each of the fiscal years then ended; and (b) unaudited balance sheet of the Company as of September 30, 2007 (the “Company Interim Balance Sheet”) and the related unaudited statement of income for the nine (9) months then ended.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company Interim Balance Sheet” has the meaning set forth in the definition of the Company Financial Statements.

“Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“December 31, 2006 Company Balance Sheet” has the meaning set forth in Section 3.6(b).

“DGCL” has the meaning set forth in Section 2.1.

“DOL” has the meaning set forth in Section 3.17(k).

“Effective Time” has the meaning set forth in Section 2.2.

“Equity Plans” has the meaning set forth in Section 4.2.

“Employee” or “Employees” means any individual who is (a) an employee of the Company immediately prior to the Closing Date and (b) employees of the Company on any authorized leave of absence, including, without limitation, short- or long-term disability leave, worker’s compensation leave or vacation leave as of the Closing Date.

“Employment Agreement” has the meaning set forth in Section 2.11(d).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Environmental Defect” shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds $25,000.

“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water, land or protected species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 3.17(a).

“Escrowed Funds” has the meaning set forth in Section 2.13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FS” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Materials” means any “hazardous substance,” “pollutant or contaminant,” and “petroleum” and “natural gas liquids” as those terms are defined or used in section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, and any other material regulated under any Environmental Law because of its effect or potential effect on public health and the environment, including without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials and wastes generated during the production of oil and gas.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“IRS” means the United States Internal Revenue Service or any successor entity, and to the extent relevant, the United States Department of Treasury.

“Knowledge” or “Known” shall mean, with respect to Stockholder, the actual knowledge (without investigation) of the Stockholder.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Letter of Intent” means the letter of intent dated October 24, 2007 by and among the Parent, the Company and the Stockholder.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person in an amount individually or in the aggregate equal to or greater than $10,000; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Material Contract” means any Contract deemed material by Section 3.10.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Parent” has the meaning set forth on the preamble to this Agreement.

“Parent Financial Statements” means the unaudited consolidated balance sheet of Parent as of September 30, 2007 and the related unaudited consolidated statement of income for the nine (9) month period then ended.

“Parent Indemnified Party” has the meaning set forth in Section 7.1.

“Parent Indemnifying Party” has the meaning set forth in Section 7.2.

“Parent Shares” shall mean shares of common stock, par value $0.01 per share, of Parent delivered to the Stockholders as part of the Merger Consideration.

“Payment Date” has the meaning set forth in Section 2.14.

“PBGC” has the meaning set forth in Section 3.17(k).

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” shall mean, with respect to the Assets, any or all of the following: (a) Encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent; and (b) Encumbrances set forth in the Company Interim Balance Sheet.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Principal Market” shall mean the OTC Bulletin Board, or if the Parent’s common stock is listed on another national securities exchange, the “Principal Market” shall mean such national securities exchange.

“Qualified Plan” has the meaning set forth in Section 3.17(b).

“Real Property” has the meaning set forth in Section 3.11(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Revenue Target” has the meaning set forth in Section 2.9(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 2.5.

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Stockholder Indemnified Party” has the meaning set forth in Section 7.2.

“Stockholder Indemnifying Party” has the meaning set forth in Section 7.1.

“Stock Portion of Merger Consideration” means that portion of the Merger Consideration that is evidenced by the Parent Shares issued to the Stockholders as set forth in Schedule 2.5.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries; and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, escheat, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company.

“Threshold” has the meaning set forth in Section 7.1(b).

“Third Party Intellectual Rights” has the meaning set forth in Section 3.14(b).

ARTICLE II
THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with Section 252 of the Delaware Business Corporation Act (the “DGCL”) and Section 607.1105 of the Florida Statutes (the “FS”), the Company shall be merged with and into Buyer (the “Merger”). Following the Merger, Buyer shall continue as the surviving entity (the “Surviving Entity”) and the separate corporate existence of the Company shall cease. Parent, as the sole owner of Buyer, hereby approves the Merger and this Agreement.

2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Certificate of Merger substantially in the form of Exhibit A-1 (the “Certificate of Merger”) and the Articles of Merger substantially in the form of Exhibit A-2 (the “Articles of Merger”) shall each be duly executed and acknowledged by the Company and Buyer and thereafter delivered to the Secretary of State of Delaware and the Secretary of State of Florida, respectively, for filing. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger and Articles of Merger is duly filed with the Secretary of State of Delaware and the Secretary of State of Florida, respectively, or such later time as Parent and the Stockholders may agree upon and as set forth in the Certificate of Merger and Articles of Merger, respectively (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the FS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Buyer shall become the debts, liabilities and obligations of the Surviving Entity.

2.4 Articles of Incorporation, Bylaws and Directors and Officers. The articles of incorporation of the Company shall, without further action, be terminated, and the organizational documents of Buyer in effect at the Effective Time shall be the organizational documents of the Surviving Entity until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and the officers of Buyer at the Effective Time shall become the directors and the officers of the Surviving Entity and the officers and directors of the Company shall cease to act as such effective as of the Effective Time.

2.5 Conversion of Shares. At the Effective Time, by virtue of the Merger (and without any action on the part of Buyer or the Company), each share of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a pro rata portion of the Merger Consideration. The “Merger Consideration” is as set forth on Schedule 2.5 attached hereto, which Merger Consideration is comprised of (i) the Cash Portion of Merger Consideration, (ii) the Stock Portion of Merger Consideration, (iii) the Additional Purchase Price.

2.6 Exchange of Shares for Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such Shares (the “Certificates”) shall thereafter represent the right to receive only the amount of Merger Consideration set forth opposite the Stockholder’s name as set forth on Schedule 2.5. Each share of any class of Company capital stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (other than shares in trust accounts, security accounts, custodial accounts and similar holdings like that are beneficially owned by third parties), shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

2.7 Buyer Common Stock. Each share of Buyer common stock, par value $0.001 per share, held by Parent immediately prior to the Effective Time will remain issued and outstanding and will be deemed to be validly issued, outstanding and non-assessable shares of the Surviving Entity.

2.8 Delivery of Certificates and Cash.

(a) Delivery. At the Closing, the Stockholder shall deliver the Stockholder’s Certificate(s) to Parent. Upon delivery of a Certificate for cancellation to Parent, Parent shall deliver in exchange therefor payment of the Merger Consideration determined in accordance with Section 2.5 and the Cash Portion of Merger Consideration shall be paid by check or by wire transfer to the respective accounts designated by the Stockholder and the Certificate(s) so surrendered by the Stockholder shall forthwith be canceled. If any cash is to be paid to a name other than that which the Certificate(s) surrendered in exchange therefor is registered, or in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable. Parent reserves the right in its sole discretion to pay Merger Consideration only to the Person whose name is on the Certificate(s) surrendered in exchange therefor and registered on the transfer records of the Company. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.8.

(b) No Further Registration. The Merger Consideration paid upon the surrender of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time.

(c) Withholding Taxes. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the withheld amounts shall be (i) timely paid to the appropriate Governmental Entity to whom such taxes are owed and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

(d) Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.9 Additional Purchase Price.

(a) (1)  If at any time prior to the one-year anniversary of the Closing, minimum aggregate gross revenues (calculated by the Company in accordance with GAAP) of $2,626,000 (the “Revenue Target”) has been earned by the operations of the Business, then the Stockholder shall be paid $1,000,000 (the “Additional Purchase Price”) in accordance with Section 2.9(a)(ii) and 2.9(b) below.

  (ii) On each of the three, six, nine and twelve month anniversaries of the Closing (as defined below) (each, a “Calculation Date”), the Stockholder shall receive the same percentage of the Additional Purchase Price as the actual revenues achieved from the Business bears to the Revenue Target (less any portion of Additional Purchase Price previously paid to the Stockholder); provided, however, that to the extent that any portion of Additional Purchase Price shall have been paid and a portion of the Revenue Target upon which such payment was based shall subsequently be written-off as a bad debt in accordance with the requirements under GAAP the amount of such write-off shall be deducted from the calculation of the percentage of the Revenue Target achieved on the immediately ensuing Calculation Date.

(b) The Stockholder shall have the full authority to conduct the Business, including the management of day-to-day affairs thereof, through the period during which any Additional Purchase Price may be payable, in a manner consistent with the conduct of the Business before the Closing; provided such Business is conducted in accordance with applicable Laws. Within 30 days after the end of any Calculation Date, the Chief Financial Officer of the Parent shall calculate and provide a written report to the Stockholder disclosing the actual results and the amount of gross revenue achieved, and pay any amount that is due and owing to the Stockholder hereunder no later than 60 days after the end of the date of such calculation. Unless written objection is received by the Parent within 30 days, the report of the Chief Financial Officer shall be final and binding on the parties, absent manifest error. All amounts and calculations required shall in each case be determined in accordance with GAAP. Notwithstanding the foregoing, the Chief Executive Officer or Chief Financial Officer of the Parent may accelerate the Additional Purchase Price payment to the extent that the Revenue Target has been achieved and sufficient cash has been collected by the Parent to pay the applicable portion of the Additional Purchase Price.

(c) In the event that, at any time prior to the one-year anniversary of the Closing, the Stockholder is terminated without “Cause” as defined in the Employment Agreement (as defined below) or in the event that the Stockholder resigns for “Good Reason” as defined in the Employment Agreement, then any unpaid amount of Additional Purchase Price shall be deemed to be earned, regardless of any remaining Revenue Target or the passing of any Calculation Date, and any unpaid Additional Purchase Price may be payable, shall be paid by the Parent to the Stockholder within 60 days from the date of such termination or resignation, as the case may be.

2.10 The Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on or before Friday, January 4, 2008, at the offices of Haynes and Boone, LLP, legal counsel to Parent and Buyer, located at 153 E. 53rd Street, Suite 4900, New York, New York 10022, or at such other place or at such time as the Stockholder and Parent may mutually agree upon in writing. The parties acknowledge and agree that, as of the date hereof, all diligence to be conducted by the parties has been completed, all conditions to closing have been satisfied and closing deliveries required of the parties in this Article II have been delivered (the day on which the Closing takes place being the “Closing Date”). The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service courier.

2.11 Closing Deliveries by the Stockholders and the Company. At the Closing, against delivery of, among other things, the Merger Consideration, the Stockholder shall deliver or cause to be delivered to Parent:

(a) the Certificate in accordance with Section 2.8;

(b) each in form and substance satisfactory to Parent in its reasonable discretion, all Approvals of all Governmental Entities and officials which are necessary for the consummation of the transactions contemplated by this Agreement and all third party consents and estoppel certificates identified on Schedule 3.5;

(c) an employment agreement with the Surviving Entity duly executed by Hagai Shechter in the form attached hereto as Exhibit B (the “Employment Agreement”);

(d) a non-foreign status certificate that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder;

(e) All minute books, seals and other records of the Company;

(f) certificates of the Secretary of State and the taxing authorities of the State of Florida, dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(g) copies, certified by the Secretary of State of Florida, dated not more than five (5) days prior to the Closing Date, of the Articles of Incorporation of the Company, and all amendments thereto;

(h) copies, certified the by Secretary or Assistant Secretary of the Company as of the Closing Date, of the bylaws of the Company, and all amendments thereto;

(i) a release duly executed by the Stockholder in the form of Exhibit C attached hereto;

(j) any Permits necessary to the operations of the Business amended to adequately reflect any change of control or other amendment necessary to reflect the Merger;

(k) a lease in a form mutually agreeable to the parties hereto;

(l) written evidence of the termination or cancellation of all guaranties, reimbursements, “hold harmless,” indemnities and similar obligations and liabilities of the Company on behalf of any Person other than the Company, including without limitation those obligations listed on Schedule 2.11(l);

(m) resignations of each of the officers and directors of the Company other than Hagai Shechter;

(n) written direction to the Company’s banks removing the officers of the Company as an authorized signatory on the Company’s bank accounts and appointing Bruce Kreindel as an authorized signatory;

(o) the Lock-Up Agreement in the form of Exhibit D duly executed by Hagai Shechter;

(p) minimum net working capital in the Company’s primary bank account of $40,000.00 which is sufficient to cover any outstanding liabilities of the Company on the Closing Date;

(q) the execution and delivery of invention assignment agreement in the form of Exhibit E duly executed by the individuals listed on Schedule 2.11(q); and

(r) the release from the Broker (as defined below) in the form of Exhibit F annexed hereto; and

(s) written evidence of the termination of the Company’s credit facility with SunTrust Bank and the filing of a related UCC termination statement.

2.12 Closing Deliveries by Parent and Buyer. At the Closing, against delivery of, among other things, the Certificates, Buyer and Parent shall deliver to the applicable Stockholder:

(a) the Merger Consideration;

(b) stock certificates evidencing the Stock Portion of Merger Consideration;

(c) the Employment Agreement duly executed by the Parent;

(d) certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of Parent as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(e) a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Parent, of the bylaws of Parent and all amendments thereto and resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(f) certificates of the Secretary of State and the taxing authorities of the State of Delaware dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of Buyer as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(g) a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer, of the resolutions of the Board of Directors of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(h) copies, certified by the Secretary of State of Delaware, dated not more than five (5) days prior to the Closing Date, of the Certificate of Incorporation of Buyer, and all amendments thereto;

(i) copies, certified the by Secretary or Assistant Secretary of Buyer as of the Closing Date, of the bylaws of Buyer, and all amendments thereto; and

(j) the Certificate of Merger and Articles of Merger duly executed by Buyer.

2.13 Upon Escrowed Funds; Escrow Agreement. At the closing, Parent shall wire $150,000 of the Cash Portion of Merger Consideration (the “Escrowed Funds”) to a mutually agreed escrow account to secure the Stockholder’s indemnification obligations hereunder. An escrow agreement, in the form attached hereto as Exhibit G, will govern all aspects of the Escrowed Funds, including the release thereof.

2.14 Post Closing Adjustment.

(a) Upon the later of (i) the expiration of the Lock-Up Agreement and (ii) the twelve month anniversary of the Closing Date (the “Adjustment Date”), in the event that the average closing price for the Parent’s common stock as quoted on the Principal Market for ten (10) consecutive trading days prior thereto shall be less than $2.50 per share, then within thirty (30) days after the Adjustment Date (the “Payment Date”) the Parent shall pay the Stockholder the Adjustment Amount (as defined below). As used herein, the “Adjustment Amount” shall be an amount equal to the difference between (i) $2.5 million and (ii) the product of (A) 1,000,000 multiplied by (B) the average closing price for the Parent’s common stock as quoted on the Principal Market between the Adjustment Date and the ten (10) consecutive trading days prior thereto.

(b) The Adjustment Amount shall be payable by the Parent to the Stockholder, at the option of the Parent, in cash, shares of the Parent’s common stock or a combination thereof. For the purpose of this Section 2.14(b), the fair market value of the Parent’s common stock on the Payment Date will be based upon the average closing price of the Parent’s common stock on the Principal Market during the 10 trading days immediately preceding the Adjustment Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

The Stockholder, represents and warrants to Parent and agrees as follows:

3.1 Organization and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducting. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. Schedule 3.1 correctly lists with respect to the Company its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation, and its directors and executive officers. The Stockholder has delivered to Parent complete and correct copies of the charter and bylaws of the Company as now in effect as of the Closing Date.

(b) The Company owns all assets and rights necessary to conduct the Business of the Company as presently conducted.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock. As of the date hereof, 1,000 shares of Common Stock are issued and outstanding and each record owner of Shares and the number of Shares held by each record owner is set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no shares of capital stock of the Company issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the Shares was issued in violation of any preemptive rights or is subject to any preemptive rights of any Person. All of the Shares have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law. No legend or other reference to any Encumbrance appears upon any certificate representing the Shares, except for customary legends with respect to transfer restrictions for restricted securities under federal and Delaware securities Law.

(b) There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from any of the Stockholder, the Company, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Company, including, but not limited to the Shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of the Stockholder and/or, the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Company, including, but not limited to the Shares. The Company neither owns nor has any contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3 Stock Ownership by Stockholders. The Stockholder has good and marketable title to, and sole record and beneficial ownership of, the Shares as listed on Schedule 3.2 and the Shares are free and clear of any and all covenants, conditions, marital property rights or other Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Parent will own all the issued and outstanding capital stock of the Surviving Entity free and clear of all Encumbrances, and such capital stock will be fully paid and non-assessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.4 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Stockholder and the Company and the consummation by the Stockholder and the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Stockholder and the Company. This Agreement has been duly executed and delivered by the Stockholder and the Company, and assuming due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes a valid and binding obligation of the Stockholder and the Company enforceable against each of the Stockholders and the Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.5 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by the Stockholder and the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Company, (ii) except as set forth in Schedule 3.5, conflict with or violate in any material respect any Law or Order applicable to the Stockholder or the Company, or (iii) except as set forth in Schedule 3.5, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Stockholder or the Company pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Stockholder or the Company is a party or by which any of the Stock or any of such assets or properties is bound or affected.

(b) The execution, delivery and performance of this Agreement by the Stockholder and the Company do not and will not require any Approval or Order of any Governmental Entity.

3.6 Financial Statements and Undisclosed Liabilities.

(a) The Stockholder has delivered to Parent true, correct and complete copies of the Company Financial Statements. To the Knowledge of the Stockholder, any adjustment to the Company Financial Statements to conform with GAAP applied on a consistent basis would not result in a Material Adverse Effect on either the balance sheet or the cumulative profits and losses of the Company. Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of the Company for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates. Except as disclosed on Schedule 3.6, since January 1, 2007, there has been no change in any of the significant accounting policies, practices or procedures of the Company.

(b) The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against the December 31, 2006 balance sheet of the Company (the “December 31, 2006 Company Balance Sheet”), current liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2006 and liabilities that would not be reasonably expected to result in a Material Adverse Effect on the Company.

3.7 Labor Matters. The Company has not entered into any collective bargaining agreements. With respect to the Company’s employees, there are no presently pending, or to the Knowledge of the Stockholder, threatened (x) arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes; (y) Actions related to an alleged material violation pertaining to labor relations or employment matters, including but not limited to claims for unpaid wages or penalties, discrimination, harassment, or retaliation, or wrongful discharge in violation of public policy; or (z) any scheduled vote or application for certification of a collective bargaining agent or, to the Knowledge of the Stockholder, any organizing campaign. The Company is not delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability. To the Knowledge of the Stockholder, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employee relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.

3.8 Absence of Certain Changes or Events. Since January 1, 2007, except as specifically contemplated by this Agreement and set forth in Schedule 3.8, the Company has conducted its businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.9 Taxes. Except as set forth in Schedule 3.9 (with subsection references corresponding to those set forth below):

(a) All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are complete and correct in all material respects. The Company has paid (or there has been paid on its behalf) all Taxes, whether shown on any Tax Returns, that are due from or with respect to it for the periods covered by such Tax Returns (whether or not disputed and whether or not due) and also with respect to all taxable periods or portions thereof ending on or before the Closing Date, and has made all required estimated payments of Tax sufficient to avoid any penalties for underpayment. The Company has not incurred any liability for Taxes subsequent to the date of the Company Interim Balance Sheet other than in the ordinary course of the Company’s business or in connection with transactions contemplated by this Agreement;

(b) To the Knowledge of the Stockholder, no claim has ever been made by an authority in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to taxation in that jurisdiction and no basis exists for any such claim. There is no proposed assessment and no audit, examination, suit, investigation or similar proceeding pending or to the Knowledge of the Stockholder, proposed or threatened with respect to Taxes of the Company and, to the Knowledge of the Stockholder, no basis exists therefor;

(c) There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company which are expected to be outstanding as of the Closing Date;

(d) The Company is not, and has never been, a party to any Tax Sharing Arrangement, Tax Indemnity Agreement or similar agreement and the Company will have no liability thereunder on or after the Closing Date;

(e) There are no Encumbrances for Taxes upon the assets of the Company except Encumbrances relating to current Taxes not yet due and payable;

(f) No power of attorney granted by or with respect to the Company relating to Taxes is currently in force;

(g) To the Knowledge of the Stockholder, no closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company which could reasonably be expected to have an effect on the Company’s liability for or reporting of Taxes in any period ending after the Closing Date;

(h) All Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of the Company. The Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party;

(i) The Company has not been a member of any Company Group and the Company has not had any direct or indirect ownership in any limited liability company, partnership, joint venture or other “pass-through” entity for Tax purposes;

(j) Since January 1, 2007, the Company has not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods on or prior to the Closing Date);

(k) INTENTIONALLY OMITTED.

(l) There is no contract or arrangement, plan or agreement by or with Company covering any Person as to which payment or vesting thereunder (including any payment or vesting as a result of the transactions contemplated by this Agreement), could give rise to the payment of any amount that would not be deductible by the Company by reason of Sections 280G or 162(m) of the Code or an excise tax to the beneficiary of such payment or vesting pursuant to Section 4999 of the Code;

(m) INTENTIONALLY OMITTED.

(n) No Tax rulings have been requested by the Company; or

(o) The Company has never (i) entered into any installment sale transactions, (ii) changed its accounting method, or (iii) been party to a “listed transaction” as defined in Treasury Regulation 1.6011-4(b)(2). The Stockholder has delivered to Parent (i) a schedule of the filing dates of all Tax Returns required to be filed by the Company, and (ii) a list of the countries, states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. The Company has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating losses, capital losses or investment tax credit carryovers. The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662.

(p) The Company has not been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

3.10 Material Contracts. The following shall be deemed to be Material Contracts and identified on Schedule 3.10, and each such Contract was entered into in the ordinary course of business by the Company:

(a) any Contract for the furnishing of services to or by the Company or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract or (C) cannot be canceled by the Company without penalty or further payment and without more than thirty (30) days’ notice;

(b) any Contract that represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business;

(c) any Contract that limits or restricts the ability of Company to compete or otherwise to conduct its Business in any manner or place;

(d) any Contract for the employment, severance or retention of any director, officer, employee, agent, Stockholder, consultant or advisor or any other Contract with any director, officer, employee, agent, Stockholder, consultant or advisor that does not provide for termination at will by the Company without further cost or liability to the Company as of or at any time after the date of this Agreement;

(e) any Contract in the nature of a profit sharing, bonus, stock option, stock purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing benefits to any Person or former director, officer, employee, agent, Stockholder, consultant or advisor or such Persons’ dependents, beneficiaries or heirs;

(f) any Contract in an amount exceeding $50,000 or with a value exceeding $50,000 in the nature of an indenture, mortgage, promissory note, loan or credit agreement or other Contract relating to the borrowing of money or a line of credit by or from the Company or to the direct or indirect guaranty or assumption by the Company of obligations of others;

(g) any Contract for capital expenditures in an amount exceeding $50,000 in any individual case or in the aggregate;

(h) any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities involving an amount exceeding $50,000 individually or in the aggregate;

(i) any Contracts that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one (1) year);

(j) any Contracts that are licensing agreements or other agreements with respect to patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(k) any Contracts in an amount exceeding or with a value exceeding $50,000 to which the Company is a party with any Governmental Entity;

(l) any Contracts between or among the Company and the Stockholder or any Affiliate of the Stockholder; and

(m) any Contract that was not made in the ordinary course of business, including agreements with:

(i) consequential or liquidated damages or other indemnity provisions that are not based upon the Company’s negligence in the performance of its services;

(ii) fitness for purpose warranties or process, efficacy or similar guarantees;

(iii) lump sum turn key, or similar contract risks or arrangements; or

(iv) provisions relating to the testing, discovery, removal, remediation or disposal of any Hazardous Substance.

True and complete copies of the Contracts appearing on Schedule 3.10, including all amendments and supplements, have been delivered to Parent. Each Material Contract is valid and legally binding and the Company has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or, to the Knowledge of the Stockholder, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company under any of those agreements to the extent such termination, modification, acceleration or augmentation could be reasonably expected to have a Material Adverse Effect on the Company.

3.11 Real and Personal Property; Title to Property; Leases.

(a) Schedule 3.11 accurately identifies by street address, or other identifying information, all real property leased by the Company (the “Real Property”). The Company does not currently own any real property. The Company does not currently occupy the Real Property pursuant to any Contract, deed or other instrument; however, at Closing, the Company will deliver and the parties will enter into a Lease for the Real Property. The Real Property is in good condition, except for ordinary wear and tear.

(b) The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property and the Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company (all such properties and assets being the “Assets”).

(c) The Assets constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, Company’s business as it is currently conducted as of the date hereof.

(d) Immediately following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, or lease, under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals (except as contemplated by the Lease), royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, except for Permitted Encumbrances. Immediately following the Closing, the Parent shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company in the conduct of its business.

3.12 Condition and Sufficiency of Tangible Assets. To the Knowledge of the Stockholder, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of the Stockholder, the building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.13 Licenses, Permits and Authorizations. The Company holds all licenses, permits, franchises and other authorizations required by any Governmental Entity that are necessary for the Business as presently conducted or, in the case of such Employees, to carry out their duties on behalf of the Company. Such licenses, permits, franchises and other authorizations of the Company are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. The Stockholder does not know of any threatened suspension, cancellation or invalidation of, or challenge to, any such license, permit, franchise or other authorization.

3.14 Intellectual Property.

(a) To the Knowledge of the Stockholder, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, and computer software programs or applications (collectively, the “Intellectual Property”) that are used in the Business as currently conducted. Schedule 3.14 sets forth each item of Intellectual Property and lists the owners of all right, title and interest in and to any item of Intellectual Property not solely owned by the Company. All requisite renewals and affidavits of use have been filed with respect to each of the registrations set forth in Schedule 3.14, and each is presently in full force and effect and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

(b) To the Knowledge of the Stockholder, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, or any third party patents, trademarks or copyrights, including software (collectively, the “Third Party Intellectual Property Rights”) to the extent licensed by or through the Company, by any third party.

(c) To the Knowledge of the Stockholder, the Company is not in breach of any license or other agreement relating to the Intellectual Property of the Company or any Third Party Intellectual Property Rights.

(d) Within the last three (3) years, the Company (i) has not been a party to, or to the Knowledge of the Stockholder, been notified or advised of, any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party. To the Knowledge of the Stockholder, the design, development, distribution, marketing, licensing or sale of products or services of the Company does not infringe on any patent, trademark, service mark or copyright of any third party.

(e) To the Knowledge of the Stockholder, the Company has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(f) To the Knowledge of the Stockholder, the Company has taken reasonable steps to protect their respective rights in its confidential information and trade secrets that reasonably require protection.

3.15 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.15, there is no Action pending or, to the Knowledge of the Stockholder, threatened against or affecting the Stockholder, the Company, or any of their respective Assets.

(b) Except as disclosed on Schedule 3.15, neither the Stockholders nor the Company is (i) to the Knowledge of the Stockholder, in violation of any applicable Law or (ii) subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject. To the Knowledge of the Stockholder, at all times since February 22, 2000, the Company has been in full compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c) To the Knowledge of the Stockholder, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on its part, to comply with, any Law.

(d) Except as provided in Schedule 3.15, neither the Stockholder nor the Company has received, at any time since February 22, 2000, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.16 Insurance.

(a) Schedule 3.16 sets forth the following information with respect to each insurance policy under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year:

(i) the name, address and telephone number of the agent or broker;

(ii) the name of the insurer and the names of the principal insured and each named insured; and

(iii) the policy number, general description of coverage and the period of coverage.

The Company has delivered to Parent copies of all such insurance policies.

(b) Except as set forth in Schedule 3.16, there is no actual, pending, or, to the Knowledge of the Stockholder, threatened claims against Company that would come within the scope of such coverage listed on Schedule 3.16, nor has any current carrier provided notice to Company that it intends to terminate any policy or to deny coverage with respect to any claim. There are no actual, pending or, to the Knowledge of the Stockholder, threatened claims against the Company that would not come within the scope of the insurance coverage of the Company listed in Schedule 3.16.

(c) The Company has maintained during the past three (3) years and currently maintains (i) insurance on all of the Assets used in connection with the Business of a type that the Stockholder reasonably believes is adequate to cover property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection (subject to the deductible amounts and dollar limits of coverage set forth in Schedule 3.16) against all errors and omissions and other liabilities, claims, and risks, which it is customary and reasonable to insure with respect to the Business. The Company has, within the past three (3) years, not allowed any insurance policy to lapse for failure to renew or for any other reason. The Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d) The Stockholder has no Knowledge of (i) any proposed material increases in the premiums for insurance or for contributions for worker’s compensation or unemployment insurance applicable to the Company, (ii) any conditions or circumstances applicable to the Business as currently conducted that could reasonably be expected to result in such increase, or (iii) any material decrease in coverage or other policy benefits. Further, the Stockholder has no Knowledge that any existing insurer of the Company has denied the Company coverage on any claim or refused to approve any proposed settlement.

3.17 Employee Benefit Plans.

(a) Schedule 3.17 sets forth with respect to all employees of the Company the terms of any compensation arrangement, oral or written, with any employee including, without limitation, pursuant to any employment agreement. True and complete copies of any employment agreement, including all amendments and supplements, have been delivered to Parent. Schedule 3.17 sets forth a true and complete list of all employee benefit plans. The Company has no "employee benefit plans" as defined by Section 3(3) of ERISA ("Benefit Plans"). All employees of the Company and outside consultants are terminable at will.

(b) The Company does not maintain and is not obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefit under any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) No Benefit Plan is a “multiemployer plan,” as that term is defined in Section 4001 of ERISA or an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(d) The Company has performed all of its obligations under all Benefit Plans, and all contributions and other payments required to be made by the Company to any Benefit Plan have been made or reserves adequate for such contributions or other payments have been set aside therefore and have been reflected in the Company Financial Statements.

(e) Each Benefit Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a Qualified Plan, without the vesting or acceleration of any benefits promised by such Benefit Plan.

(f) To the Knowledge of the Stockholder, the Company has the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active employees.

(g) To the Knowledge of the Stockholder, the Company has not filed or been required to file any notices, forms or reports with the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”) or the Department of Labor (“DOL”), pursuant to statute, other than annual reports, within the four (4) years preceding the date hereof.

(h) The Company has not received any notice from the IRS, the PBGC, or the DOL relating to any Benefit Plan regarding an audit of any Benefit Plan or the assessment of a material penalty.

(i) To the Knowledge of the Stockholder, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in the payment, vesting, or acceleration of any benefit under any Benefit Plan, assuming that no employee incurs a termination of employment or reduction in hours in connection with the transactions contemplated herein.

3.18 Transactions with Affiliates. To the Knowledge of the Stockholder, except (i) for employment and benefit arrangements, (ii) arrangements on arm’s length terms in the ordinary course of business and (iii) agreements set forth on Schedule 3.18, no director, officer or Affiliate of the Company or, to the Knowledge of the Stockholder, any Person with whom any such director, officer or Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such director, officer or Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons), has any interest in (a) any Contract with the Company or relating to the Business, including any Contract for or relating to indebtedness of the Company; or (b) any property, including Intellectual Property and Real Property, used or currently intended to be used in, the Business.

3.19 No Brokers or Finders. Except for Hakan Koyuncu (the “Broker”) no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Stockholder, the Company, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.20 Accuracy of Information. To the Knowledge of the Stockholder, none of the information supplied in writing by or on behalf the Stockholder or the Company, to Parent or its Affiliates, agents or representatives in connection with the transactions contemplated in this Agreement, this Agreement or the negotiations leading up to this Agreement contain, or at the respective times such information was delivered, contained any untrue statement of a material fact, or omit or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.21 Receivables. All receivables of the Company, whether reflected on the Company Interim Balance Sheet or otherwise and including “work in process” inventory and accrued and unbilled revenues, represent actual revenues invoiced or expected to be invoiced in the ordinary course of business, and are, or when invoiced, will be, to the Knowledge of the Stockholder, fully collectible net of any reserves shown on the Company Interim Balance Sheet. The Stockholder has delivered to Parent a complete and accurate aging list of all receivables of the Company.

3.22 Environmental.

(a) Except as set forth in Schedule 3.22, to the Stockholder’s Knowledge, the Assets and the Company are free of any Environmental Defects, except as would not reasonably be expected to have a Material Adverse Effect on the Company or the Assets.

(b) With respect to the Assets, except as set forth in Schedule 3.22, the Company has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any Environmental Laws.

(c) Except as set forth in Schedule 3.22, to the Stockholder’s Knowledge, the Company has not received written notice from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning the Company, the Assets, the Company’s current or prior operations or any land, facility, asset or property currently or formerly owned or leased by any of the Company and alleging either (i) a violation of Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law, except, in the case of either clause (i) or (ii) hereof, as would not reasonably be expected to have a Material Adverse Effect on the Company or the Assets.

(d) Except as set forth in Schedule 3.22, to the Stockholder’s Knowledge, there has been no Release on or from the Assets or on or from any property currently or formerly owner, or operated by the Company of any Hazardous Materials in any substantial amount or concentration that is reasonably likely to have a Material Adverse Effect on the Company or the Assets.

(e) Except as set forth in Schedule 3.22, the Company or, to the Stockholder’s Knowledge, any operator of the Assets, holds those licenses, permits, or other authorizations necessary under Environmental Laws to carry on operations connected with the Assets to the extent of and as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on any of the Company or the Assets.

3.23 Restrictions on Business Activities. To the Knowledge of the Stockholder, there is no agreement, judgment, injunction, order or decree binding upon Company that has, or could reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the Business as presently conducted.

3.24 INTENTIONALLY OMITTED.

3.25 Absence of Certain Payments. Neither the Stockholder, the Company, nor, to the Knowledge of the Stockholder, any director, officer, agent, employee or Affiliate of any of them, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

3.26 Bank Accounts. Schedule 3.26 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and sets forth the names of each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.

3.27 Change of Control Payment. Schedule 3.27 sets forth the amount of any compensation or remuneration which is or may become payable to any Company Employee by the Company pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement.

3.28 Disclosure. Except as specifically noted above, the representations made by the Stockholder in this Agreement and the schedules furnished contemporaneously herewith (taken as a whole) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder and agrees as follows:

4.1 Organization and Authority of Parent and Buyer.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the execution, delivery and performance of this Agreement by the Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent. The Parent Shares to be issued to the Stockholder as part of the Merger Consideration have been duly authorized by all necessary corporate action on the part of Parent and, upon receipt of the Shares from the Stockholder, will be validly issued, fully paid and non-assessable. This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Stockholder, the Company and Buyer, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(b) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the execution, delivery and performance of this Agreement by the Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the Stockholder, the Company and the Parent, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

4.2 Capitalization.

(a) The authorized capital stock of the Parent consists of:

(i) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding;

(ii) 140,000,000 shares of common stock, of which:

(A) 34,313,000 shares are issued and outstanding;

(B) 5,500,000 shares are reserved for issuance pursuant to the Parent’s stock option, restricted stock and employee stock purchase plans  (the “Equity Plans”), including 4,071,000 shares issuable pursuant to outstanding awards under the Equity Plans;

(C) 500,000 shares are reserved for issuance pursuant to outstanding warrants.

No shares of preferred stock are issued and outstanding. All of the shares of Parent common stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the Parent shares was issued in violation of any preemptive rights or is subject to any preemptive rights of any Person. No legend or other reference to any Encumbrance appears upon any certificate representing the Stock Portion of the Merger Consideration, except for customary legends with respect to transfer restrictions for restricted securities under federal and Delaware securities Law.

(b) Except as described above, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Parent, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Parent, including, but not limited to the Parent shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of the Parent to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Parent.

4.3 Sufficiency of Funds. The Parent and Buyer have cash on hand, and will continue to have cash on hand, in an amount sufficient to consummate the transaction described in this Agreement and pay the Merger Consideration, including the Additional Purchase Price payment, if any.

4.4 No Conflict; Governmental Consents.

(a) The execution, delivery and performance of this Agreement by the Parent and Buyer does not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Parent or Buyer, (ii) conflict with or violate in any material respect any Law or Order applicable to any of the Parent or Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Parent or Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Parent or Buyer is a party or by which any of its assets or properties is bound or affected, except as would not reasonably expected to result in a Material Adverse Effect on the Parent or Buyer.

(b) The execution, delivery and performance of this Agreement by the Parent does not and will not require any Approval or Order of any Governmental Entity.

4.5 Financial Statements; Undisclosed Liabilities.

(a) To the knowledge of the Parent, the financial statements of the Parent included in the Parent SEC Reports (the “Parent Financial Statements”) have been prepared in accordance with the books and records of the Parent and present fairly in all material respects the results of operations and cash flows of the Parent for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Parent as of their respective dates, except in each instance where the failure to so present would not reasonably be expected to result in a Material Adverse Effect on the Parent.

(b) To the knowledge of the Parent, the Parent has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against on the September 30, 2007 balance sheet of the Parent, current liabilities incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet and liabilities that would not be reasonably expected to result in a Material Adverse Effect on the Parent.

4.6 SEC Reporting. To the Knowledge of Parent, Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act (all such forms, reports, statements, certificates and other documents, together with any amendments thereto, collectively, the “Parent SEC Reports”), each of which, including any Parent Financial Statements or schedules included therein, as finally amended prior to the date of this Agreement and has complied as to form in all material respects with the applicable requirements of the Exchange Act as of the date filed with the SEC. None of the Parent’s subsidiaries is required to file periodic reports with the SEC. To the knowledge of the Parent, none of the Parent SEC Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Parent, no investigation by the SEC with respect to the Parent or any of its subsidiaries is pending or threatened.

4.7 Officers and Directors. To the Parent’s knowledge, none of the officers or directors of Parent or any of its subsidiaries: (i) has been convicted of any felony or misdemeanor or named as a subject of a criminal proceeding within the past ten (10) years (excluding traffic violations and other minor offenses but including in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser); (ii) is subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily enjoining or restraining, or is subject to any order, judgment, or decree of any court of competent jurisdiction, entered within the past five (5) years, permanently enjoining or restraining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser; (iii) is subject to an order of the SEC entered pursuant to Sections 15(b), 15B(a), or 15B(c) of the Exchange Act, or Section 203(e) or (f) of the Investment Advisers Act of 1940; (iv) is suspended or expelled from membership in, or suspended or barred from association with a member of, a national securities exchange registered under Section 6 of the Exchange Act or a national securities association registered under Section 15A of the Exchange Act for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or (v) is subject to a United States Postal Service false representation order entered under 39 U.S.C. Section 3005 within the past five (5) years or is subject to a restraining order or preliminary injunction entered under 39 U.S.C. Section 3007 with respect to conduct alleged to have violated 39 U.S.C. Section 3005.

4.8 Registration Rights; Lock Up. Other than the registration rights described on Schedule 4.8 attached hereto, Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities, or any securities issuable upon exercise or conversion of its currently outstanding securities. All securities held by the current officers and directors of the Parent are subject to a lock-up agreement of not less than 12 months following the date of issuance.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Notices and Consents. The Stockholder and Parent agree that, in the event any Approval necessary to preserve for the Business or the Company any right or benefit under any Contract to which the Company is a party, is not obtained prior to the Closing, the Stockholder will, subsequent to the Closing, on the reasonable request of Parent and at Parent’s sole cost and expense, cooperate with the Surviving Entity, Parent and their Subsidiaries in attempting to obtain such Approval as promptly thereafter as practicable.

5.2 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take and will take, all such actions at Parent’s expense. The Stockholder shall take all requisite action to transition the books and records of the Company to the Parent.

5.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall, or shall cause the Surviving Entity to, fulfill and honor the obligations of the Company to the individuals serving in their capacity as officers and directors (the “Indemnified Directors and Officers”) pursuant to the terms of the Company’s Articles of Incorporation and By-Laws, each as in effect as of the date of this Agreement.

(b) This Section 5.3 (i) shall survive the consummation of the Merger, (ii) is intended to benefit the Indemnified Directors and Officers and their heirs and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Parent or the Surviving Entity first arising after the Closing Date by contract or otherwise. This Section 5.3 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Director and Officer under this Section 5.3 without the consent of such affected Indemnified Director and Officer.

(c) If Parent or the Surviving Entity or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, assume all of the obligations of Parent and the Surviving Entity set forth in this Section 5.3.

(d) As of the Effective Time, Parent or the Surviving Entity (with the election being at Parent’s option) shall have purchased and shall maintain in full force and effect for a period of three (3) years after the Closing Date (or, if any claim is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such claim) a directors’ and officers’ liability insurance policy or policies from one or more reputable carriers and shall use commercially reasonable efforts to provide each Indemnified Director and Officer coverage for events occurring prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) in the amount of at least $5 million and otherwise on terms and conditions reasonable and customary for companies comparable to Parent. Nothing herein shall require the Parent to provide insurance for any Indemnified Director and Officer with insurance coverage for any action by any such Indemnified Director and Officer constituting fraud (including fraud based on intentional or willful misstatement or omission) in connection with the transactions contemplated hereby.

5.4 Further Assurances. The Company, Parent, Buyer and the Stockholder shall provide reasonable cooperation to each other and their professional auditors with respect to any audit, legal or tax inquiries or procedures following the Closing Date including, without limitation, in order to permit Parent to have prepared, at its sole cost and expense, audited financial statements as required for filing with the Securities and Exchange Commission.

5.5 Registration of Securities. If, at any time or from time to time, the Parent shall determine to register any of its equity securities for the account of a stockholder, the Parent shall promptly (but in no event less than thirty (30) days prior to registration) give the Stockholder written notice thereof, and shall include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, the Stock Portion of Merger Consideration received by the Stockholder as specified in a written response(s) by the Stockholder, made within twenty (20) days after receipt of the written notice of registration from the Parent. For ease of reference, this provision is to be construed as granting the Stockholder piggyback registration rights in conjunction with any secondary sale of securities that the Parent may wish to register. Notwithstanding any other provision to the contrary, if the registration by the Parent is for an underwritten public offering and the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the percentage of shares of securities to be registered for sale by the Stockholder shall be reduced on a pro rata basis with all other shares of third-parties entitled to participate in such registration. If the registration by the Parent is for an underwritten public offering, the Stockholder agrees to provide upon request, customary lock-up agreements for himself and his affiliates by which they agree not to sell any of their shares of common stock, provided that the Stockholder is a selling stockholder in the offering and the terms of the requested lock-up are the same as the terms agreed to by all selling stockholders in the offering.

5.6 Conduct of the Business. The Company and the Stockholder agree that from the date hereof through the Closing Date, the Company shall conduct its business solely in the ordinary course of business, consistent with past practice. Neither the Stockholder nor the Company shall make any material changes to the Company’s business from the date hereof through the Closing Date.

5.7 Software Escrow Agreement. The Stockholder shall use his commercially reasonable best efforts on behalf of the Company to enter into an escrow agreement with Iron Mountain with respect to the escrow of source codes under the Shawan Tech Enterprise License Agreement.

ARTICLE VI
TAX MATTERS

6.1 Conveyance Taxes. Parent and Buyer shall pay and be solely responsible for any sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure. Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

6.2 Pre-Closing Income Tax Returns. The Stockholder shall timely prepare or cause to be prepared all Tax Returns of the Company relating to Taxes imposed on net income (“Income Taxes”) for all periods ending on or prior to the Closing Date and the income that is taxable to the Stockholder as a result of the Company's status as an S corporation under Section 1361 of the Code or a similar provision of state or local Law (“Pre-Closing Income Tax Returns”). The cost of preparing all Pre-Closing Income Tax Returns shall be paid by the Stockholder. All such Pre-Closing Income Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Stockholder, the Buyer and the Parent will cooperate in good faith in connection with the exchange of information necessary for the preparation of all Pre-Closing Income Tax Returns. The Stockholder shall submit each of the Pre-Closing Income Tax Returns to the Buyer for review at least thirty (30) days prior to the due date for the filing of such Pre-Closing Income Tax Return (taking into account any extensions). The Buyer shall have the right to review and comment on each Pre-Closing Income Tax Return prior to the filing of such Pre-Closing Income Tax Return; provided, that if the Stockholder shall fail to submit any Pre-Closing Income Tax Return to the Buyer in accordance with this Section 6.2, the Buyer shall have the right to prepare and file such Pre-Closing Income Tax Return. The Stockholder and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Pre-Closing Income Tax Return; provided, however, that in the event the parties are unable to agree on a resolution of any disputed item at least fifteen (15) days before the due date of any such Tax Return, then, upon providing a written opinion of an AmLaw 200 nationally recognized law firm mutually acceptable to the Buyer and the Stockholder, that the position the Stockholder wishes to take on such Pre-Closing Income Tax Return has a realistic possibility of success in a court with jurisdiction, (or, if any such standard is higher than the “realistic possibility of success” standard, the minimum standard required under the Code and the Treasury Regulations promulgated thereunder (or any corresponding provision of state or local law) required to avoid any penalties with respect to such position), then such Pre-Closing Income Tax Return shall be filed, as prepared by the Stockholder with the appropriate governmental agency. Otherwise the Pre-Closing Income Tax Return shall be changed as requested by the Buyer.

6.3 Straddle Period Tax Returns. The Parent and Buyer shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company required to be filed by the Company with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (“Straddle Period Returns”). All Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Stockholder shall have the right to review and comment on each Straddle Period Return prior to the filing of such return. The Stockholder and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Straddle Period Return, and mutually to consent to filing as promptly as possible to each Straddle Period Return.

6.4 Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period that includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the close of business on the Closing Date, on the one hand (which shall be a liability of the Stockholder), and (ii) to the period subsequent to the Closing Date (which shall be the liability of the Company and the Buyer) , on the other hand, by means of a closing of the books and records of Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and Taxes that are assessed on a periodic basis (such as real and personal property Taxes) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

6.5 Tax Cooperation. The Stockholder and the Buyer shall, upon written request of the other, (i) each provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or such returns, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Returns, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any such Tax Returns. Without limiting the generality of the foregoing, the Buyer shall retain until the applicable statues of limitations (including any extensions) have expired, copies of all Pre-Closing Tax Returns and Straddle Period Returns, supporting work schedules, and other records or information that may be relevant to such returns, and shall not destroy or otherwise dispose of any such records without first providing the Stockholder with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.

6.6 Required Notifications. The Buyer shall promptly notify the Stockholder in writing upon receipt by the Buyer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes with respect to any Pre-Closing Income Tax Returns, and with respect to amounts which would be paid by the Stockholder or for which any of the Buyer or its Affiliates may be entitled to receive indemnity under this Agreement (each, a “Tax Claim”). The Stockholder, in their sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at their sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that the Stockholder (i) notify the Buyer in writing within twenty (20) days (or if a response to such Tax Claim is required within thirty (30) days and the Internal Revenue Service (or any other applicable state or local tax authority) refuses to grant an extension of at least ten (10) days, fifteen (15) days; provided that the Buyer shall be required to use reasonable efforts to obtain such an extension) of the Buyer's notification of the Stockholder of such Tax Claim of their intent to exercise their right to direct, control, and settle such Tax Claim, (ii) the Buyer shall be entitled to participate at its sole expense in such administrative or judicial proceedings and (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax to the Buyer or its Affiliates in respect of any Tax not indemnified under this Agreement by the Stockholder at the time of such settlement, the Stockholder may not settle any such proceeding without the prior written consent of the Buyer.

6.7 Section 368(a) Reorganization. The parties hereby agree to report the Merger as a reorganization pursuant to Section 368(a)(1)(A) of the Code and any applicable similar state or local Law provisions (a “Reorganization”), to file all such forms and statements that are required or appropriate in furtherance thereof, or in connection therewith, to report the value of the Parent Shares at $1.00 per share in any such filings, and to take no action on, prior or subsequent to, the Closing Date that is reasonably likely to cause the Merger to fail to so qualify.

ARTICLE VII
INDEMNIFICATION

7.1 Obligations of Stockholder.

(a) Subject to the limitations set forth this Section 7.1 and otherwise in this Article VII, the Stockholder (the “Stockholder Indemnifying Party”) agrees to indemnify and hold harmless Parent, the Surviving Entity and their respective directors, officers and Affiliates and their successors and assigns (each a “Parent Indemnified Party”) from and against any and all Losses of the Parent Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon:

(i) breach of any representation or warranty set forth in Article III; and

(ii) all Taxes to the extent resulting from or relating to the ownership, management or use of and the operation of the Business prior to and including the Closing Date.

(b) The obligations of the Stockholder under this Section 7.1 shall be subject to the following limitations:

(i) The Stockholder shall not have any liability to any Parent Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.1(a), until such time as the amount of all such liability shall collectively exceed $50,000 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Stockholder;

(ii) The maximum aggregate amount of Losses for which the Stockholder shall be liable pursuant to Section 7.1(a) shall be equal to $1,500,000 (except for Losses incurred as a result of the Stockholder’s fraud for which the maximum aggregate amount of Losses for which the Stockholder shall be liable shall be equal to the amount of Merger Consideration actually received).

(iii) In no event shall the Stockholder’s aggregate liability to any Indemnified Party under Section 7.1 exceed the after tax amount of such Claim and all Claims shall be net of any insurance proceeds reasonably expected to be received in respect of Losses subject to such Claim. The Parent Indemnified Parties shall use all reasonable efforts to collect any amounts available under applicable insurance policies with respect to Losses subject to a Claim.

7.2 Obligations of Parent. Parent, Buyer and the Surviving Entity (collectively, the “Parent Indemnifying Parties”) agree to indemnify and hold harmless the Stockholder and his respective agents, representatives and Affiliates and their successors and assigns (the “Stockholder Indemnified Party”) from and against any and all Losses of the Stockholder Indemnified Party, directly or indirectly, as a result of, or based upon or arising from:

(a) the ownership, management and operation of the Company, the Surviving Entity and the Business whether before, on or after the Closing Date, except (a) to the extent any such Losses are subject to indemnification by the Stockholder pursuant to Section 7.1 or (b) to the extent any such Losses are the result of fraud committed by the Stockholder, in which case, the Parent Indemnifying Parties shall not be obligated to indemnify the Stockholder pursuant to this Section 7.2 ; and

(b) Buyer shall not have any liability to any Stockholder Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.2, until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by Buyer. Also, in no event shall Buyer’s aggregate liability under Section 7.2 exceed the after-tax amount of such Claims.

7.3 Procedure. The Stockholder Indemnified Party or a Parent Indemnified Party (each, an “Indemnified Party”) shall give the Parent Indemnifying Party or Stockholder Indemnifying Party (each, an “Indemnifying Party”), as applicable, notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Claim”), within forty-five (45) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of business by the Indemnified Party.

7.4 Survival.

(a) The representations and warranties of the Stockholder and Parent contained in this Agreement, including the Exhibits and the Schedules to this Agreement, shall survive the Closing until the first (1st) anniversary of the Closing Date. An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is delivered to the Indemnifying Party on or before 5:00 p.m. ET of the one year anniversary of the Closing Date, except with respect to Claims of fraud committed by the Indemnifying Party.

(b) Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a final, nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(c) The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VII upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

(d) Other than rights to equitable relief, to the extent available under applicable law, or Claims arising from the fraud of a party, each of the parties acknowledges and agrees that the sole and exclusive remedy for any Losses arising from Claims described in Sections 7.1 and 7.2 or any other Claims of every nature arising in any manner in connection with this Agreement or any other document, agreement or instrument entered into in connection herewith, or the transactions contemplated hereby or thereby, shall be indemnification in accordance with this Article VII; provided, however, that nothing in this Section 7.4 shall limit the rights of the parties under the Release or the Employment Agreement.

7.5 Mitigation. Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.

7.6 Consequential and Other Damages. No party shall be liable for any lost profits or consequential, special, punitive, indirect or incidental Losses or damages in connection with this Agreement.

ARTICLE VIII
GENERAL

8.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, without limitation, the Letter of Intent entered into between and the Stockholder.

8.3 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or in connection with this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

8.4 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Stockholder and Parent.

8.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

8.7 Publicity and Reports. The Stockholder and Parent shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as required by Law, no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the Stockholder and Parent.

8.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

8.9 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified mail, postage prepaid, return receipt requested as follows:

If to Parent, addressed to:

Customer Acquisition Network Holdings, Inc.
401 E. Los Olas Blvd., Suite 1560
Ft. Lauderdale, FL 33301
Attention: Devon Cohen, Chief Operating Officer
Facsimile:(866) 744-8343

With a copy to:

Haynes and Boone, LLP
153 E. 53rd Street, Suite 4900
New York, NY 10022
Attention: Harvey J. Kesner, Esq.
Facsimile: (212) 884-8233

If to Stockholder, addressed to:

Hagai Shechter
240 Old Federal Highway, Suite #100
Hallandale Beach, Fl. 33009
Facsimile: (954) 458-4334

With a copy to:

Carlton Fields
Attorneys At Law
4000 International Place
Miami, FL 33131
Attention: Linda C. Frazier, Esq.
Facsimile: (305) 530-0055

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

8.10 Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

8.11 Attorney’s Fees. In the event of any Action by any party to enforce against another party a right or claim, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item.

8.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

8.13 Entire Agreement. This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

8.14 Time is of the Essence. Time is of the essence in interpreting and enforcing this Agreement.

8.15 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general commercial litigation or general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator. The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in New York, New York.

8.16 Expenses. All fees incurred by any party hereto shall be paid by such party, except that Parent shall pay all fees payable to the Broker in the amount of $50,000.

8.17 Disclosures. Each exception stated in the Schedules attached hereto shall be deemed to be disclosed under any Section of Article III or Article IV specifically identified therein and any other Section or Sections to which such disclosure relates.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PARENT:

CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.

By:	/s/ Devon Cohen
	Name:	Devon Cohen
	Title:	Chief Operating Officer

BUYER:

OPTIONS ACQUISITION SUB, INC.

By:	/s/ Michael Mathews
	Name:	Michael Mathews
	Title:	President

COMPANY:

OPTIONS NEWSLETTER, INC.

By:	/s/ Hagai Shechter
	Name:	Hagai Shechter
	Title:	President

STOCKHOLDER:

/s/ Hagai Shechter
HAGAI SHECHTER

SCHEDULE 2.5

Merger Consideration

The total merger consideration to be paid for 100% of the Shares shall be as follows:

Cash Portion of Merger Consideration -

$1.5 million of which $150,000 shall be deposited into the escrow account on the Closing Date pursuant to Section 2.13 hereof and $1,350,000 shall be payable in cash at Closing.

Stock Portion of Merger Consideration -

1.0 million Parent Shares. The Parent Shares shall be fully vested and will not be subject to any restriction other than a 12-month customary lock-up agreement with the Parent and restrictions on transfer imposed by federal securities laws. The Additional Purchase Price, if any, will be paid in accordance with Section 2.9 hereof.